Exhibit 99.1
For Immediate Release
YOUBET.COM REPORTS RESULTS FOR THE THREE
AND TWELVE MONTH PERIODS ENDED DECEMBER 31, 2007
Woodland Hills, CA, March 31, 2008 — Youbet.com, Inc. (NASDAQ: UBET) today announced earnings for the three-month and full-year periods ended December 31, 2007. Summary results for the quarter and full year period follow:

	Three months ended December 31,			Year ended December 31,
(in 000's, except per share figures)	2007	2006	% Change	2007	2006	% Change
Total Revenue	$28,079	$32,005	(12.3%)	$138,193	$136,400	1.3%
Gross Profit (1)	$9,387	$8,593	9.2%	$46,083	$42,466	8.5%
Net Income (Loss)	($28,670)	($5,136)	NM	($27,374)	($2,031)	NM
Diluted EPS	($0.68)	($0.14)	NM	($0.65)	($0.06)	NM

Youbet Express handle	$106,448	$116,791	(8.9%)	$484,216	$463,750	4.4%
IRG handle	$13,565	$65,383	(79.3%)	$231,743	$299,218	(22.6%)

(1)	Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with GAAP and as presented on the condensed consolidated statements of operations included with this release.
Youbet interim Chief Executive Officer Gary W. Sproule commented: “2007 was a challenging year for Youbet; however, we have also made progress toward restructuring the company, including shedding non-core assets, streamlining operations and reorganizing the senior management team. We are focusing our efforts and priorities on our Youbet Express platform and fully expect that the impact of our initiatives will be evident in 2008. Additionally, we will continue to focus on improving our yields and operating margins as well as securing new content.”
Subsequent Events
On January 18, 2008, Youbet sold Bruen Productions back to its original owner effective as of December 31, 2007 in order to free up management resources to focus on the company’s core businesses.
As a result of declining profitability in the fourth quarter and for the foreseeable future, IRG stopped taking wagers and ceased all other operations associated with its business on February 15, 2008. Accordingly, the company recorded a $9.9 million non-cash intangible asset impairment charge, fully reserved for the $1.5 million of cash seized by the government and provided for $0.5 million in severance obligations in the fourth quarter of 2007.
On March 14, 2008, Youbet entered into two separate agreements to resolve the pending investigation into the wagering activities of certain IRG customers being conducted by federal and state authorities in Nevada. Under the terms of an agreement signed with the U.S. Attorney’s Office in Las Vegas, the government agreed not to pursue any charges against Youbet or its subsidiaries. In exchange, the company has agreed to continue cooperating with the government in its investigation. Youbet has also agreed not to contest the previously announced seizure of approximately $1.5 million from IRG by the government, an amount which the company had already fully reserved.
Management is assessing strategic alternatives for United Tote, including a possible sale. In connection with this evaluation, on March 25, 2008, we concluded that United Tote goodwill was impaired and recorded a non-cash impairment charge of $8.0 million as of December 31, 2007.

On March 28, 2008, we entered into a second amendment to our credit agreement with Wells Fargo Foothill, Inc., the administrative agent under the credit facility. The more significant terms of this amendment include revising certain financial covenants, providing waivers of our non-compliance as of year end, accelerating the maturity date to January 31, 2009, and providing new scheduled term loan prepayments.
Fourth Quarter 2007 Operating Results
The following table summarizes the key ADW components of revenue in the three-month and twelve-month periods ended December 31, 2007 and 2006.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(in thousands, except for Yield)		(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$106,448	$116,791	$484,216	$463,750

Commissions from Handle	20,638	20,788	93,969	88,093
Other Revenue	837	859	3,685	3,637

Total Revenue	21,475	21,647	97,654	91,730

Net Track Revenue (1)	$8,065	$5,407	$34,913	$28,438
Yield (2)	7.6%	4.6%	7.2%	6.1%

International Racing Group
Total Wagers (Handle)	$13,565	$65,383	$231,743	$299,218

Commissions from Handle	966	4,671	16,347	21,807
Net Track Revenue (1)	$477	$1,543	$5,483	$7,098
Yield (2)	3.5%	2.4%	2.4%	2.4%

(1)	Net track revenues is calculated from commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)	Yield is defined as net track revenue as a percentage of handle. The increases in Youbet Express yield for the three- and twelve- month period ended December 31, 2007 compared to the prior-year periods are due to contract terms, a change in track mix, and adjustments to player incentive programs. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.
Total revenue was $28.1 million, a decrease of 12% from the prior-year period, based on total handle of $120.0 million, down 34% year-over-year. However, Youbet Express revenue was $21.5 million, down 1% from fourth quarter 2006 based on handle of $106.4 million, a decrease of 9% from the prior-year period. In the fourth quarter of 2006, the company recorded a $1.1 million arbitration settlement with TVG and a $0.8 million additional accrual for the Youbet Player Rewards program. Excluding these charges, the 2006 quarterly yield would have been 6.2%. This compares with a yield of 7.6% in the fourth quarter of 2007, or an improvement of 140 basis points.
For the fourth quarter of 2007, totalizator contract revenue at United Tote of $5.6 million was down 1% compared to the prior-year period, and equipment sales were also $0.1 million lower compared with 2006. Cost of revenue for the fourth quarter 2007 was $4.3 million, an increase of 16% compared to the prior-year period. This increase was primarily attributable to higher data communication and paper costs. Gross profit for the fourth quarter 2007 declined 33% to $1.4 million versus $2.1 million in the prior-year period.

Total operating expenses for the three months ended December 31, 2007 increased $22.9 million to $35.3 million from $12.4 million in the prior-year period. Research and development costs of $1.4 million increased $0.7 million over 2006. Sales and marketing costs of $2.6 million were fairly comparable with 2006 levels. Total general and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, increased $3.1 million, or 42%, in the fourth quarter of 2007 compared to the fourth quarter of 2006. This increase was attributable to $2.0 million in severance costs — including $1.4 million associated with Chuck Champion’s departure — the $1.5 million reserve for the seized IRG funds, $1.0 million in legal costs associated with the IRG investigation, $0.4 million reserved for IRG customer receivables and a $0.3 million increase in the accounts receivable reserve at United Tote. The increase was partially offset by the fact that in 2006 the company incurred non-recurring expenses of $0.9 million related to the settlement of certain local tax matters, $0.4 million of legal fees associated with the TVG arbitration, a $0.4 million payment to the IRS for late filings of W-2G’s and $0.4 million in Sarbanes-Oxley and other consulting fees. Depreciation and amortization increased $1.1 million, or 64%, compared to the fourth quarter of 2006, primarily due to higher depreciation expense and intangible amortization expense at United Tote subsequent to the final purchase price allocation completed at year-end 2006. As noted above, the company also recorded a $9.9 million impairment of goodwill related to our shutdown of IRG and an $8.0 million impairment of goodwill related to United Tote.
For the fourth quarter of 2007, the company reported a net loss of $28.7 million, or $0.68 per diluted share compared to a loss of $0.14 per share in the prior-year quarter.
Liquidity and Capital Resources
As of December 31, 2007, we had negative net working capital of $13.3 million, compared to positive working capital of $5.0 million at December 31, 2006 (including the current portion of our deferred tax assets). The decline in working capital primarily relates to a decline in year-over-year earnings, continued pay-down of our term loan by $3.0 million, a one-time make-whole payment to the former owners of United Tote of $4.5 million and a $1.0 million increase in performance earn-out payment to the former owners of IRG. As of December 31, 2007, we had $6.6 million in unrestricted cash and cash equivalents, $8.6 million in restricted cash and $15.2 million in debt. Net cash provided by operating activities for 2007 was $2.0 million. Net cash used in investing activities for 2007 was $9.9 million, of which $3.1 million was associated with the IRG acquisition earn-out and $4.5 million was attributable to a make-whole payment to the former owners of United Tote. Net cash used in financing activities was $6.3 million, with most of this attributed to debt reduction and the repurchase of shares.
During the fourth quarter, we did not repurchase any shares; as of December 31, 2007, we had repurchased a total of 586,766 shares for approximately $1 million. Youbet’s $10 million repurchase program allows the company to repurchase up to two million common shares in total by March 2009.
Full Year 2007 Operating Results
Total revenue for 2007 improved 1.3% to $138.2 million from $136.4 million in 2006. Total handle for 2007 decreased 6% to $716.0 million. Handle for 2007 at Youbet Express increased 4%, with yield on this handle improving to 7.2% from 6.4% in the prior year after adjusting for the TVG arbitration settlement charge.
Totalizator service revenue for 2007 improved 8.1% to $23.3 million from $21.6 million in the prior year, largely due to including results for the full year, as United Tote was acquired in mid-February 2006.

For 2007, total cost of revenue decreased by 1.9% compared to 2006; cost of revenue in 2006 included a one-time charge of $1.1 million for an arbitration settlement with TVG. Track fees, licensing fees and network operations experienced favorable year-over-year percentage change reductions of 4%, 10% and 3%, respectively. Contract costs for 2007 increased to $16.6 million from $13.6 million in 2006, with most of the increase due to a full year of results for United Tote in 2007. Gross profit for 2007 increased 8.5% to $46.1 million compared to $42.4 million in the prior year, which includes the one-time TVG arbitration settlement in 2006.
Conference Call Information
The company will host a conference call and webcast at 9:00 a.m. EDT on April 1, 2008. Both the call and webcast are open to the general public.
The conference call number is 888-601-3862. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com). Please log-on 15 minutes in advance to ensure that you are connected prior to the call’s initiation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Youbet.com Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2007 and December 31, 2006

	2007	2006
(in thousands, except share amounts)
ASSETS
Current assets
Cash and cash equivalents	$6,551	$21,051
Current portion of restricted cash	8,635	4,862
Accounts receivable, net of allowance for doubtful collection of $3,406 and $1,813	7,314	13,287
Inventories	2,085	2,587
Current portion of deferred tax asset	—	2,367
Prepaid expenses and other current assets	1,417	1,072

	26,002	45,226
Property and equipment, net of accumulated depreciation and amortization of $21,638 and $13,787	24,664	30,110
Intangibles and assets other than goodwill	6,505	13,369
Goodwill	6,859	15,243
Other assets	1,020	1,657

	$65,050	$105,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$10,390	$8,311
Trade payables	10,028	13,759
Accrued expenses	10,302	9,489
Customer deposits	8,326	8,441
Deferred revenues	212	207

	39,258	40,207
Long-term debt, net of current portion	4,767	12,054
Deferred tax liability	—	570

	44,025	52,831

Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,562,805 and 42,118,446 shares issued and outstanding	43	42
Additional paid-in-capital	134,286	137,597
Deficit	(110,929)	(83,555)
Accumulated other comprehensive loss	(56)	(10)
Less treasury stock, 1,043,781 shares and 443,062 shares at cost	(2,319)	(1,300)

	21,025	52,774

	$65,050	$105,605

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

Youbet.com Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2007 and 2006

	Three months ended		Twelve months ended,
	December 31,		December 31,
	2007	2006	2007	2006
(in thousands, except share and per share amounts)
Revenues
Commissions	$21,605	$25,325	$110,315	$109,900
Contract revenues	5,561	5,614	23,316	21,568
Equipment sales	76	207	877	1,295
Other	837	859	3,685	3,637

	28,079	32,005	138,193	136,400

Costs and expenses
Track fees	8,683	11,865	50,110	52,397
Licensing fees	4,379	6,644	19,810	21,967
Network operations	1,340	1,213	5,176	5,348
Contract costs	4,259	3,606	16,585	13,548
Cost of equipment sales	31	84	429	674

	18,692	23,412	92,110	93,934

Gross profit	9,387	8,593	46,083	42,466

Operating expenses
General and administrative	10,530	7,426	25,394	23,610
Sales and marketing	2,639	2,511	11,539	9,463
Research and development	1,400	723	4,270	3,211
Depreciation and amortization	2,872	1,749	10,370	6,823
Impairment write downs	17,879	—	17,879	—

	35,320	12,409	69,452	43,107

Loss from continuing operations	(25,933)	(3,816)	(23,369)	(641)
Interest income	92	123	644	547
Interest expense	(387)	(684)	(1,795)	(1,955)
Other	107	(32)	153	725

Loss from continuing operations before income tax	(26,121)	(4,409)	(24,367)	(1,324)

Income tax	2,390	754	2,083	734

Loss from continuing operations	(28,511)	(5,163)	(26,450)	(2,058)

Discontinued operations
Income (loss) from discontinued operations, without tax effect	(159)	27	(924)	27

Net loss	$(28,670)	$(5,136)	$(27,374)	$(2,031)

Basic loss per share
Loss from continuing operations	$(0.68)	$(0.14)	$(0.63)	$(0.06)
Loss from discontinued operations	0.00	0.00	(0.02)	0.00

Net loss	(0.68)	(0.14)	(0.65)	(0.06)

Diluted loss per share
Loss from continuing operations	$(0.68)	$(0.14)	$(0.63)	$(0.06)
Loss from discontinued operations	0.00	0.00	(0.02)	0.00

Net loss	(0.68)	(0.14)	(0.65)	(0.06)

Weighted average shares outstanding
Basic	42,018,000	39,848,000	41,796,000	35,141,000
Diluted	42,018,000	39,848,000	41,796,000	35,141,000
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.
Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net - is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements, wagering ceasing to be legal in jurisdictions where we currently operate, and the limitation, conditioning or suspension of any of our licenses. Other risks are discussed in Youbet’s Form 10-K for the year ended December 31, 2007, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jim Burk, CFO	William Schmitt (Investors)
818.668.2100	203.682.8200